EXHIBIT 99.1

UPDATED NEWS RELEASE

      CLIFTON SAVINGS BANCORP, INC. ANNOUNCES RESULTS OF ITS ANNUAL MEETING

          Clifton, New Jersey - August 18, 2009. Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) announced the results of its annual meeting that
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was held on August 13, 2009. According to Walter Celuch, President of the
Company, the results of the voting compiled by Clifton Savings Bancorp's independent inspector of election confirmed that John H. Peto and Joseph C. Smith have been re-elected to the Board of Directors of the Company to serve three-year terms, which will expire in 2012. According to the inspector's report, of the votes cast at the annual meeting, 98.8% voted in favor of Mr. Peto and 98.7% voted in favor of Mr. Smith. In addition, 99.3% of the votes cast voted in favor of the ratification of the appointment of Beard Miller Company, LLP as independent auditors for the Company for the fiscal year ending March 31, 2010. Mr. Celuch stated that as has been previously disclosed, the Bancorp exceeded one billion dollars ($1,000,000,000) in assets as of June 30, 2009. He also stated that the Company will pay its twenty-second consecutive dividend since becoming a public company in March 2004, and is currently in the process of continuing to repurchase stock as part of its eighth buyback program. Mr. Celuch added that as of June 30, 2009, only two of more than a total portfolio of 2,300 loans is in foreclosure and there has been no subprime lending or charge-offs of loans. At the end of the fiscal year ended March 31, 2009, the Bank had one loan in foreclosure secured by a single-family home with a balance due of approximately $50,000. At the end of the first quarter of fiscal 2010, the Bank added another loan secured by a two-family dwelling with a balance due of approximately $393,000. The Company's total portfolio of loans at June 30, 2009, has an outstanding balance of over $468 million.


Contact: Bart D'Ambra
         973-473-2200